Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Lipella Pharmaceuticals Inc.

Pittsburgh, PA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 18, 2022, relating to the financial statements of Lipella Pharmaceuticals Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

December 15, 2022